                                                                    EXHIBIT 12.2


                            PACCAR Financial Corp.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       PURSUANT TO THE SUPPORT AGREEMENT
                      BETWEEN THE COMPANY AND PACCAR Inc
                            (Thousands of Dollars)


                                                 Nine Months Ended
                                                   September 30
                                                 1998          1997
                                               --------      --------
FIXED CHARGES
  Interest expense                             $ 82,774      $ 75,238
  Facility and equipment rental                     688           562
                                               --------      --------

TOTAL FIXED CHARGES                            $ 83,462      $ 75,800
                                               --------      --------
                                               --------      --------

EARNINGS
  Income before taxes                          $ 35,944      $ 38,451
  Depreciation                                    5,077         5,668
                                               --------      --------

                                                 41,021        44,119
  Fixed charges                                  83,462        75,800
                                               --------      --------

EARNINGS AS DEFINED                            $124,483      $119,919
                                               --------      --------
                                               --------      --------

RATIO OF EARNINGS TO FIXED CHARGES                1.49x         1.58x


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